Exhibit 99.1

Cerus Corporation Announces Record Fourth Quarter and Full Year 2020 Financial Results

CONCORD, CA, February 25, 2021—Cerus Corporation (Nasdaq: CERS) today announced financial results for the fourth quarter and year ended December 31, 2020.

Recent developments and highlights include:

•	Record total fourth quarter and full year 2020 revenues of $33.6 million and $114.2 million, respectively. Total revenue was composed of (in millions, except %):

Revenue by Segment	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020	2019	Change	2020	2019	Change
Product revenue	$28.2	$20.9	35%	$91.9	$74.6	23%
Government contract revenue	$5.4	$5.6	-3%	$22.3	$19.1	17%

Total revenue	$33.6	$26.5	27%	$114.2	$93.8	22%

•	Provided 2021 annual product revenue guidance of $106 million to $110 million, representing an approximately 15% to 20% increase over 2020 reported product revenue.

•

Received FDA approval for the INTERCEPT Blood System for Cryoprecipitation, which can now be used to produce two products: Pathogen Reduced Cryoprecipitated Fibrinogen Complex (PR-Cryo FC) for the treatment and control of bleeding, including massive hemorrhage, associated with fibrinogen deficiency, and a derivative product, called Pathogen Reduced Plasma, Cryoprecipitate Reduced.

•

Announced the formation of a joint venture with Shandong Zhongbaokang Medical Implements that intends to develop, register, manufacture and commercialize the INTERCEPT Blood System for platelets and red blood cells in China.

•	Announced Brazilian distribution partner, CEI, was awarded a three-year tender award for the INTERCEPT Blood System for platelets with the HemoMinas Foundation of Brazil.

•	Ended 2020 with cash, cash equivalents, and short-term investments of $133.6 million at December 31, 2020.

“The COVID-19 pandemic has fundamentally altered the way the world thinks about pandemic preparedness. As we recognize a record quarter and year for our business, there remains much work to do with blood centers and hospitals around the world to ensure the safety and availability of the blood supply and protect patients from infectious viral diseases and bacterial contaminants. During a year unlike any other, I am proud of the significant commercial momentum we generated in 2020 to help advance pathogen reduced blood products towards the standard of care in transfusion medicine,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “With customers continuing to increase production of INTERCEPT platelets, we are poised for another year of solid top-line growth in 2021. Additionally, our team is working to launch our recently FDA approved Pathogen Reduced Cryoprecipitated Fibrinogen Complex product and to advance our pipeline programs. While we have made tremendous progress, we still have much work to do to realize our mission to safeguard the global blood supply. We look forward to updating our stakeholders as we make progress towards our key milestones over the course of the year.”

Revenue

Product revenue during the fourth quarter of 2020 was $28.2 million, compared to $20.9 million during the same period in 2019. Product revenue growth in the quarter benefited from strong continued demand for INTERCEPT platelet kits in the U.S., continued growth in platelet kit demand in EMEA, and strong illuminator sales. For the full year, product revenue totaled $91.9 million, an increase of 23% compared to the same period in 2019.

Although the Company generally had more activity during 2020 for its INTERCEPT red blood cell system covered through its contract with the Biomedical Advanced Research and Development Authority (BARDA), there were a number of COVID-19 related delays and disruptions to clinical activities. Accordingly, government contract revenue primarily from the BARDA agreement was $5.4 million during the fourth quarter of 2020, compared to $5.6 million during the same period in 2019. Full year 2020 government contract revenue totaled $22.3 million compared to $19.1 million in the same period of the year prior. The total potential value of the current BARDA agreement is $214 million, with $66.4 million cumulatively recognized as government contract revenue through December 31, 2020.

BARDA is part of the Office of the Assistant Secretary for Preparedness and Response within the U.S. Department of Health and Human Services. The development of the INTERCEPT red blood cell program has been funded in whole or in part with Federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under Contract No. HHSO100201600009C.

Gross Margins

Gross margins on product revenue during the fourth quarter of 2020 were 56.8% compared to 55.6% for the fourth quarter of 2019. The increase in gross margin was tied to increased volumes of INTERCEPT kits sold, driving economies of scale within our production cycle, and favorable foreign exchange rates with a weakening U.S. dollar relative to the Euro. Gross margins on product revenue for the full year 2020 and 2019 were 55.2%.

Operating Expenses

Total operating expenses for the fourth quarter of 2020 were $35.8 million compared to $33.6 million for the same period of the prior year. Full year 2020 operating expenses totaled $131.4 million compared to $126.6 million for the full-year 2019.

Selling, general, and administrative (SG&A) expenses for the fourth quarter of 2020 totaled $18.7 million, compared to $17.2 million for the fourth quarter of 2019. The year-over-year increase in SG&A expenses was tied to increased non-cash stock-based compensation, and investments ahead of the Company’s anticipated PR-Cryo FC launch. Full-year 2020 SG&A expenses totaled $67.0 million compared to $66.2 million for the full-year 2019.

Research and development (R&D) expenses for the fourth quarter of 2020 were $17.1 million, compared to $16.4 million for the fourth quarter of 2019. The year-over-year increase in R&D expenses was largely due to non-cash stock-based compensation and product enhancements and initiatives for expanded label claims. Full-year 2020 R&D expenses totaled $64.4 million compared to $60.4 million for the full-year 2019.

Net Loss

Net loss for the fourth quarter of 2020 was $14.4 million, or $0.09 per basic and diluted share, compared to a net loss of $16.9 million, or $0.12 per basic and diluted share, for the fourth quarter of 2019. Full-year 2020 net loss was $59.9 million, or $0.37 per basic and diluted share, compared to $71.2 million, or $0.51 per basic and diluted share, for the same period in 2019.

Balance Sheet

At December 31, 2020, the Company had cash, cash equivalents and short-term investments of $133.6 million, compared to $85.7 million at December 31, 2019.

At December 31, 2020, the Company had approximately $39.6 million in outstanding term loan debt and $8.5 million of borrowings under its revolving loan credit agreement, compared to $39.4 million in outstanding term loan debt and $5.0 million of borrowings under its revolving loan credit agreement at December 31, 2019.

2021 Product Revenue Guidance

The Company expects 2021 product revenue to be in the range of $106 million to $110 million. The guidance range represents approximately 15% to 20% growth compared to 2020 reported product revenue.

QUARTERLY CONFERENCE CALL

The Company will host a conference call at 4:30 P.M. EDT this afternoon, during which management will discuss the Company’s financial results and provide a general business overview and outlook. To listen to the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing (866) 235-9006 (U.S.) or (631) 291-4549 (international).

A replay will be available on the Company’s website, or by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and entering conference ID number 1267389. The replay will be available approximately three hours after the call through March 11, 2021.

ABOUT CERUS

Cerus Corporation is dedicated solely to safeguarding the world’s blood supply and aims to become the preeminent global blood products company. Based in Concord, California, our employees are dedicated to deploying and supplying vital technologies and pathogen-protected blood components for blood centers, hospitals and ultimately patients who rely on safe blood. With the INTERCEPT Blood System, we are focused on protecting patients by delivering the full complement of reliable products and expertise for transfusion medicine. Cerus develops and markets the INTERCEPT Blood System and remains the only company in the blood transfusion space to earn both CE Mark and FDA approval for pathogen reduction of both platelet and plasma components. Cerus currently markets and sells the INTERCEPT Blood System in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. For more information about Cerus, visit www.cerus.com and follow us on LinkedIn.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements relating to Cerus’ 2021 annual product revenue guidance; Cerus’ formation of a joint venture with Shandong Zhongbaokang Medical (ZBK) and its intent to develop, register, manufacture and commercialize the INTERCEPT Blood System for platelets and red blood cells in China; the anticipated launch of the INTERCEPT Blood System for Cryoprecipitation; the advancement of Cerus’ pipeline programs and Cerus’ efforts to offer its complete INTERCEPT product portfolio for the market; the total potential value of Cerus’ agreement with BARDA; and other statements that are not historical fact.; and other statements that are not historical fact. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not (a) meet its 2021 annual product revenue guidance, (b) effectively launch and commercialize the INTERCEPT Blood System for Cryoprecipitation, (c) grow sales globally, including in its U.S. and European markets, and/or realize expected revenue contribution resulting from its U.S. and European market agreements, (d) realize meaningful and/or increasing revenue contributions from U.S. customers in the near term or at all, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers, and/or (e) realize any revenue contribution from its pipeline product candidates, whether due to Cerus’ inability to obtain regulatory approval of its pipeline programs, or otherwise; risks associated with the ultimate duration and severity of the COVID-19 pandemic and resulting global economic and financial disruptions, and the current and potential future negative impacts to Cerus’ business operations and financial results such as the current and potential additional disruptions to the U.S. and EMEA blood supply resulting from the evolving effects of the COVID-19 pandemic; risks associated with Cerus’ lack of commercialization experience with the INTERCEPT Blood System for Cryoprecipitation and in the United States generally, and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Fresenius Kabi’s efforts to assure an uninterrupted supply of platelet additive solution (PAS); risks related to how any future PAS supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to Cerus’ ability and, as it relates to the joint venture, ZBK’s ability, to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction, including PR-Cryo FC for the treatment and control of bleeding, and the INTERCEPT Blood System is safe, effective and economical; risks related to Cerus’ ability to maintain its joint venture with ZBK and to achieve its intended benefits; Cerus’ ultimate reliance on ZBK and the joint venture to develop, seek regulatory approval for, and if approved, to market, sell, distribute and maintain the INTERCEPT Blood System for platelets and red blood cells in China; risks related to the uncertain and time-consuming development and regulatory process, including the risks that (a) Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT Blood System, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval(s) for the INTERCEPT Blood System, (b) manufacturing site Biologics License Applications necessary for Cerus to begin distributing the INTERCEPT Blood System for Cryoprecipitation may not be obtained in a timely manner or at all, (c) the INTERCEPT Blood System for platelets and red blood cells may not receive the requisite regulatory approvals to be commercialized in China in a timely manner or at all, and (d) that Cerus may otherwise be unable to obtain the requisite regulatory approvals to advance its pipeline programs and bring them to market in a timely manner or at all; risks associated with Cerus’ lack of experience in marketing products directly to hospitals and expertise complying with regulations governing finished biologics; risks associated with the uncertain nature of BARDA’s funding over which Cerus has no control as well as actions of Congress and governmental agencies that may adversely affect the availability of funding under Cerus’ BARDA agreement and/or BARDA’s exercise of any potential subsequent option periods, including in connection with the general economic environment and uncertainty associated with the evolving effects of the COVID-19 pandemic, such that the anticipated activities that Cerus expects to conduct with the funds available from BARDA may be further delayed or halted and that Cerus may not otherwise realize the total potential value under its agreement with BARDA; risks related to product safety, including the risk that the septic platelet transfusions may not be avoidable with the INTERCEPT Blood System; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or continued or more severe weakening in economic conditions resulting from the evolving effects of the COVID-19 pandemic or otherwise in the markets where Cerus currently sells and is anticipated to sell its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective, secure manufacturing supply chain, including the risks that (a) Cerus’ supply chain could be negatively impacted as a result of the evolving effects of the COVID-19 pandemic, (b) Cerus’ manufacturers could be unable to comply with extensive FDA and foreign regulatory agency requirements, and (c) Cerus may be unable to maintain its primary kit manufacturing agreement and its other supply agreements with its third party suppliers; Cerus’ ability to identify and obtain additional partners to manufacture the INTERCEPT Blood System for Cryoprecipitation; risks associated with Cerus’ ability to meet its debt service obligations and its need for additional funding; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of Cerus’ future capital requirements and its future revenues and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in Exhibit 99.1 to Cerus’ Current Report on Form 8-K, filed with the SEC on December 11, 2020. In addition, to the extent that the COVID-19 pandemic adversely affects Cerus’ business and financial results, it may also have the effect of heightening many of the other risks and uncertainties described above. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Contact:

Matt Notarianni – Senior Director, Investor Relations

Cerus Corporation

925-288-6137

Supplemental Tables

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2020 vs. 2019	2020 vs. 2019
Platelet Kit Growth
U.S.	76%	62%
Rest of World	10%	-3%
Worldwide	34%	19%
Change in Calculated Number of Treatable Platelet Doses*
U.S.	68%	53%
Rest of World	17%	3%
Worldwide	34%	18%

*	Dose treated calculation based on the number of kits sold and the product configuration (single, double, and triple dose kits)

CERUS CORPORATION

PRODUCT REVENUE BY REGION

(in thousands, except percentages)

	Three Months Ended December 31,		Change		Twelve Months Ended December 31,		Change
	2020	2019	$	%	2020	2019	$	%
Europe, Middle East and Africa	$16,217	$14,292	$1,925	13%	$57,427	$52,499	$4,928	9%
North America	11,438	6,435	5,003	78%	32,380	20,936	11,444	55%
Other	544	190	354	186%	2,113	1,214	899	74%

Total product revenue	$28,199	$20,917	$7,282	35%	$91,920	$74,649	$17,271	23%

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019*
Product revenue	$28,199	$20,917	$91,920	$74,649
Cost of product revenue	12,179	9,293	41,157	33,419

Gross profit on product revenue	16,020	11,624	50,763	41,230

Government contract revenue	5,391	5,571	22,329	19,125

Operating expenses:
Research and development	17,061	16,438	64,410	60,376
Selling, general and administrative	18,691	17,164	67,015	66,205

Total operating expenses	35,752	33,602	131,425	126,581

Loss from operations	(14,341)	(16,407)	(58,333)	(66,226)
Total non-operating income (expense), net	52	(434)	(1,240)	(4,755)

Loss before income taxes	(14,289)	(16,841)	(59,573)	(70,981)
Provision for income taxes	92	82	284	263

Net loss	$(14,381)	$(16,923)	$(59,857)	$(71,244)

Net loss per share:
Basic and diluted	$(0.09)	$(0.12)	$(0.37)	$(0.51)
Weighted average shares used for calculating net loss per share:
Basic and diluted	167,372	142,952	163,949	139,831

*	Derived from the audited consolidated financial statements.

CERUS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2020	2019*
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$36,594	$34,986
Short-term investments	97,000	50,732
Accounts receivable	21,166	16,882
Inventories, net	23,254	19,490
Prepaid and other current assets	5,417	6,018

Total current assets	183,431	128,108
Non-current assets:
Property and equipment, net	13,867	14,898
Goodwill and intangible assets, net	1,316	1,448
Operating lease right-of-use assets	13,122	14,122
Restricted cash and other assets	9,679	6,959

Total assets	$221,415	$165,535

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$48,966	$43,136
Debt – current	8,516	5,017
Operating lease liabilities – current	1,915	1,613
Deferred product revenue – current	577	570

Total current liabilities	59,974	50,336
Non-current liabilities:
Debt – non-current	39,588	39,414
Operating lease liabilities – non-current	16,873	18,406
Other non-current liabilities	1,174	327

Total liabilities	117,609	108,483

Stockholders’ equity:	103,806	57,052

Total liabilities and stockholders’ equity	$221,415	$165,535

*	Derived from the audited consolidated financial statements.